UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2012 (December 27, 2012)

CELL THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Washington	001-12465	91-1533912
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3101 Western Avenue, Suite 600 Seattle, Washington		98121
(Address of Principal Executive Offices)		(Zip Code)

(206) 282-7100

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

As previously announced by Cell Therapeutics, Inc. (the “Company”), effective as of November 15, 2012, Daniel G. Eramian separated from employment with the Company as its Executive Vice President, Corporate Communications. The Company agreed on December 27, 2012 to enter into a Settlement Agreement and Full and Final Release of Claims (the “Settlement Agreement”) with Mr. Eramian. The following summary of the Settlement Agreement is qualified in its entirety by the provisions of the agreement, which the Company intends to file with its annual report on Form 10-K for its 2012 fiscal year.

Under the Settlement Agreement, Mr. Eramian will be entitled to receive total cash severance payments of approximately $567,238. Of the total payments, approximately $252,238 will be paid in May 2013, and the balance will be paid in twelve monthly installments following May 2013. The Company will also pay the premiums to continue Mr. Eramian’s health coverage and life insurance provided by the Company for up to 18 months following his termination. In addition, the Settlement Agreement provides for accelerated vesting of certain equity awards granted to Mr. Eramian by the Company that were otherwise unvested such that he became vested in 33,712 shares of Company common stock, and the Company may either settle a portion of such shares in cash or reacquire a portion of such shares to satisfy applicable tax withholding obligations. Any rights of Mr. Eramian to other equity awards granted by the Company, to the extent otherwise unvested, terminated. The Settlement Agreement also includes a mutual release of claims by the parties and certain restrictive covenants by Mr. Eramian in favor of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CELL THERAPEUTICS, INC.
(Registrant)

	By:	/s/ James A. Bianco, M.D.
Date: December 31, 2012		James A. Bianco, M.D.
President and Chief Executive Officer